Exhibit 99.6
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of James E. Perry
Senior Vice President and Chief Financial Officer
February 21, 2013
Thank you, Steve, and good morning everyone.
Yesterday, we reported strong fourth quarter and full year 2012 results, with year-over-year revenue growth of 11% and 30%, respectively, and earnings per share growth of 61% and 93%, respectively, after adjusting for one-time items in 2011. A reconciliation of adjusted earnings per share for 2011 was provided as an Exhibit in yesterday's press release, and excludes one-time flood insurance settlement items from 2011 results.
Results in both the Rail and Inland Barge Groups contributed to our strong performance during the quarter. Both of these groups benefitted from favorable product mix dynamics and outstanding execution by their operations teams. During the quarter, the Rail Group essentially completed the facility conversion phase of the repositioning of its production footprint and is now in the process of hiring employees needed to meet our production plans in those facilities. The costs associated with this repositioning totaled 4 cents per share in the quarter. We will continue to seek opportunities to leverage our manufacturing flexibility to align with growing demand for infrastructure-related products serving the energy, construction, chemical, and transportation industries.
During the fourth quarter, we reported a 34.3% effective tax rate compared to our guidance of 37%. The lower tax rate resulted from certain state income tax benefits recognized during the period. Also during the quarter, we reported an increase in corporate expenses from the same quarter a year ago due to a higher level of legal, environmental and property tax expenses.
As we announced in December, we are in the process of closing a transaction that will exchange our ready-mix concrete business for certain lightweight aggregates assets. As a result, we have moved the ready-mix concrete operations results into discontinued operations and adjusted prior periods accordingly. You will find details of the changes that were made to both the Construction Products Group and consolidated results in our 10-K that we will file later today.
During the fourth quarter, we executed a $334 million asset-backed debt transaction for our leasing company with an average life of 8 years and an historically low, blended-coupon rate of 3%. We are very pleased with the favorable terms of the transaction, which reflect both the strong market conditions and the attractiveness of our lease fleet to the capital markets.
At quarter-end, our unrestricted cash totaled $573 million. When this cash is combined with the available capacity under our credit facilities, we had more than $1.2 billion of available liquidity at the end of the quarter.
I will now discuss our outlook for 2013. For the first quarter of 2013, we expect earnings per share for the Company to be between 75 cents and 82 cents. For the full year, we expect that consolidated revenues will be relatively flat compared to 2012, but we expect earnings per share growth of 8% to 18% in 2013. This will result in full year earnings per share of between $3.45 and $3.75.
There are many variables within our portfolio of businesses that will contribute to our ability to achieve earnings growth. As a result, I will also provide annual revenue and operating profit guidance for each business segment to supplement the earnings per share guidance.

In the Rail Group, we expect 2013 revenues of between $2.4 billion and $2.6 billion with an operating margin of between 14% and 16%. We expect the Rail Group to deliver between 20,500 and 22,000 railcars in 2013, at a relatively consistent pace of deliveries throughout the year.
In our Inland Barge Group, we expect revenues of between $550 million and $580 million in 2013 with an operating margin in the range of 14% to 16%, resulting in operating profit of between $77 and $93 million for the year. While we expect to report solid results in 2013, at this time our guidance for Inland Barge represents a noticeable step-down from the strong performance reported by the group in 2012. The backlog for this business provides good visibility in the tank barge business with long production runs into 2014. However, as Bill mentioned, weaker demand persists on the dry cargo side leaving some open capacity for hopper barges in 2013. In addition, due to pricing pressures, the hopper barges currently in the backlog have lower margins than the hopper barges delivered in 2012. It is early in the year, and our barge business is highly focused on filling open production capacity.
In the Energy Equipment Group, we expect revenues of between $510 million and $540 million and an operating margin of between 8% and 10%. As Bill commented, the Production Tax Credit for the wind energy industry was extended, providing us with improved visibility in the structural wind towers business through the end of this year.
In the Construction Products Group, we expect revenues of between $515 million and $550 million in 2013 and an operating margin between 10% and 12%. As a reminder, seasonality is a factor in this business, with the second and third quarters representing the seasonal high points aligning with the construction season. Our 2013 guidance reflects the pending divestiture of our ready-mix concrete business in exchange for certain lightweight aggregates assets.

In the Leasing Group, we expect revenues from railcar leasing and management operations in 2013 of between $550 million and $580 million with an operating profit of between $250 million and $275 million. This portion of the leasing guidance excludes any revenue or profit from sales of railcars from the lease fleet, which I will address separately.

We are anticipating that revenue and deferred profit eliminations stemming from new railcar additions to the lease fleet will be higher during 2013 than in 2012.   In 2013, we anticipate the elimination of between $650 million and $700 million of revenue and between $1.00 and $1.20 of earnings per share compared to $486 million and 40 cents per share, respectively, in 2012. We expect that the railcars that are committed to our lease fleet within the Rail Group backlog will generate superior returns and annuity-like earnings for many years. Trading reductions in short-term earnings for a premium stream of long-term, sustainable earnings is an important element of our strategy to reduce the cyclicality of Trinity's earnings and increase shareholder return on invested capital.

We will continue to sell railcars from our lease fleet into the secondary market in 2013. Our annual guidance includes 20 cents to 25 cents per share of profit from railcar sales compared to 46 cents per share in 2012. The exact timing of transactions is difficult to predict and we will update you on our activities throughout the year.

As a result of our planned new railcar additions to the lease fleet and expected level of sales of railcars from the lease fleet, we plan to make a net investment in the lease fleet of approximately $350 million to $400 million in 2013.

In addition to investing our own capital for railcar leases, we have previously been successful in attracting external capital from both debt and equity investors. Strong debt investor appetite for leased railcar assets is illustrated by the attractive financing we completed in December. Equity investor appetite for leased railcars is also strong and can provide us with more capacity to grow our lease fleet. We are exploring opportunities in this area and will update you in the future on any progress that we make.
Before concluding my guidance remarks, I will now provide additional guidance for a few remaining items.
Full-year manufacturing and corporate capital expenditures for 2013 are expected to be between $160 and $195 million. During 2013, we expect our Corporate expenses will be in the range of $60 million to $70 million, and we expect a tax rate of 36% to 38% during the year.
And finally, our earnings guidance is based on a full-year weighted average share count of 77 million shares for purposes of calculating fully diluted EPS. As a reminder, we are required to report EPS using the two-class method of accounting, the result of which reduces net income attributable to shareholders by a small percentage each year.
Our results during 2013 will be influenced by multiple factors, including: the amount of operating leverage and efficiencies that our manufacturing businesses can achieve; the level of sales of railcars from the leasing portfolio; the amount of profit eliminations from railcar additions to the lease fleet; and the impact of weather conditions on our Construction Products businesses.
We are pleased with our performance in 2012 as our employees met the many challenges and opportunities presented to Trinity during the year. In 2013, we are confident that they will perform well again, and we look forward to reporting our results with you during the year.
Our operator will now prepare us for the question and answer session.
-- Q&A Session --